Exhibit 10.35

THIRD LEASE AMENDMENT

This THIRD LEASE AMENDMENT (this “Amendment”) is entered into as of the ____1st____ day of June 2022 (the “Effective Date”), by and between TDC BLUE IV, LLC, a Delaware limited liability company (“Landlord”) and EXTREME NETWORKS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord (as remote successor-in-interest to RDU Center III LLC), entered into that certain Lease dated October 15, 2012, as amended by that certain First Amendment to Lease Agreement dated December 31, 2012 and that certain Second Lease Amendment dated December 17, 2015 (as amended, the “Lease”), for approximately Fifty-Four Thousand Five Hundred Thirty (54,530) rentable square feet (the “Premises”) in the office building commonly known as RDU Center III and located at 2121 RDU Center Drive, Morrisville, North Carolina (the “Project”);

WHEREAS, Landlord and Tenant have agreed to amend the Lease by, among other things, extending the Term of the Lease, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.Capitalized Terms.  All capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Lease.  As of the Effective Date, this Amendment shall be part of the Lease.

2.Extension of Term.  Landlord and Tenant hereby agree that the Term of the Lease shall be extended from February 1, 2023 (“Extension Commencement Date”) until January 31, 2028 (“Extension Expiration Date”) (the period beginning on the Extension Commencement Date and ending on the Extension Expiration Date is referred to as the “Extension Term”).  All references in the Lease to the “Term” shall hereafter be deemed to include the Extension Term and expire on January 31, 2028.

3.Monthly Base Rental.  Effective as of June 1, 2022, and notwithstanding anything to the contrary contained in the Lease, Tenant shall pay to Landlord Monthly Base Rent for the Premises pursuant to the terms of the Lease applicable to the payment of Monthly Base Rent in the amounts as follows:

Period	Rent per RSF	Monthly Base Rent
June 1, 2022 – January 31, 2023*	$12.65*	$57,483.71 (after taking into account abatement below)

February 1, 2023 – May 31, 2023*	$12.50*	$56,802.08 (after taking into account abatement below)
June 1, 2023 – January 31, 2024	$25.00	$113,604.17
February 1, 2024– January 31, 2025	$25.69	$116,728.28
February 1, 2025 – January 31, 2026	$26.39	$119,938.31
February 1, 2026 – January 31, 2027	$27.12	$123,236.61
February 1, 2027 – January 31, 2028	$27.87	$126,645.62

*Provided Tenant is not in default of the terms of the Lease, and does not default in the terms of this Lease beyond any cure or grace period during the Term, Landlord shall forgive payment of one-half of the monthly installments of Monthly Base Rent for the months of June, July, August, September, October, November, and December of 2022 and January, February, March, April, and May of 2023 as shown above (rent abatement value equaling $687,078.00); provided that during such period, all other sums due under the Lease shall continue to be due in accordance with the applicable terms and provisions thereof. Notwithstanding the foregoing, such abated rent shall immediately become due and payable in full upon Tenant’s default if such default is not cured prior to the expiration of the applicable notice period prescribed in the Lease.

Prior to June 1, 2022, Monthly Base Rent for the Premises shall continue as provided elsewhere in the Lease, including, without limitation, paragraph 5 of the Second Lease Amendment. Nothing contained in this Amendment shall affect Tenant’s obligation to continue to pay Operating Expenses and other Additional Rent pursuant to the Lease; provided, however, that beginning on the Extension Commencement Date, all references in the Lease to the “Base Expense Stop” shall mean Operating Expenses incurred during the calendar year 2023.

4.Premises.  Tenant currently occupies the Premises and represents to Landlord that it has examined and inspected the same, finds them satisfactory for Tenant’s intended use, and constitutes Tenant’s acceptance “AS IS - WITH ALL FAULTS.”  Landlord makes no express or implied representations or warranties as to the condition of the Premises whatsoever.  Tenant, at Tenant’s sole cost and expense, shall be responsible for any work or improvements that it decides to perform to the Premises in connection with its continued occupancy.

5.Amendment Allowance. Landlord, provided Tenant is not in default of the terms of the Lease, agrees to provide Tenant with an allowance in an amount equal to One

Million Three Hundred Sixty-Three Thousand Two Hundred Fifty and 00/100 Dollars ($1,363,250.00) (the “Allowance”) on or before June 30, 2023.

6.Holdover. Section 4.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If Tenant remains in possession after such termination without Landlord’s written consent, such holdover shall not be deemed to be a renewal of this Lease but shall be deemed to create a month-to-month term which may be terminated by either party on the thirtieth (30th) day after written notice is delivered to the other party. In the event that any such holdover exists, all of the terms and provisions of this Lease shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time upon demand, as rent for the first three (3) months of any holdover an amount equal to the then-current Monthly Base Rent and Operating Expenses in effect on the termination date, and thereafter, an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent and Operating Expenses in effect on the termination date, computed on a daily basis for each day of the holdover period. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all claims, loss or damage arising from Tenant’s holdover.”

7.Name, Address and Contact.  The Face Page of the Lease is hereby amended to provide that Landlord’s name, address, contact information, and rent payment address for the Lease shall be the following addresses:

Landlord’s address for notices:

TDC Blue IV, LLC

c/o The Dilweg Companies
5310 S. Alston Avenue, Suite 210
Durham, North Carolina 27713
Attn: Asset Manager
Facsimile: (919) 402-9119

E-mail: jwitek@dilweg.com

With a copy to:

TDC Blue IV, LLC

c/o The Dilweg Companies
5310 S. Alston Avenue, Suite 210
Durham, North Carolina 27713
Attn: President
Facsimile: (919) 402-9119

E-mail: jbenson@dilweg.com

Rent payment address:

TDC Blue IV, LLC

c/o The Dilweg Companies

5310 S. Alston Avenue, Suite 210

Durham, North Carolina 27713

ATTN: Asset Manager

Telephone: (919) 402-9100

Facsimile: (919) 402-9119

8.Brokers.  Notwithstanding anything to the contrary contained in the Lease, Tenant represents and warrants to Landlord that is has not entered into any agreement with, or otherwise had any dealings with, any broker or agent other than CB Richard Ellis – Raleigh LLC, a Delaware limited liability company d/b/a CBRE│Raleigh (“Tenant’s Agent”) in connection with this Amendment. Landlord represents and warrants to Tenant that is has not entered into any agreement with, or otherwise had any dealings with, any broker or agent other than Foundry Commercial, LLC (“Landlord’s Agent”) in connection with this Amendment. Tenant hereby indemnifies and holds harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Tenant and any such agent or broker other than Tenant’s Agent. Landlord hereby indemnifies and holds Tenant harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Landlord any such agent or broker other than Landlord’s Agent. Landlord shall pay a commission to Landlord’s Agent pursuant to a separate agreement between Landlord and Landlord’s Agent. The provisions of this Paragraph 8 shall survive the expiration or earlier termination of the Lease.

9.Patriot Act. Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, or the effect of any of the foregoing laws, regulations, orders or programs, if applicable, on the Lease.  Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked

Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Amendment.

10.Confidentiality. Tenant acknowledges and agrees that the terms of the Lease are confidential and constitute propriety information of Landlord.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord’s relationship with other tenants in the Project.  Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of the Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

11.Tenant’s Acknowledgment.  Tenant acknowledges that Landlord has complied with all of its obligations under the Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

12.Miscellaneous.  The foregoing is intended to be an addition and a modification to the Lease.  Except as modified and amended by this Amendment, the Lease shall remain in full force and effect.  If anything contained in this Amendment conflicts with any terms of the Lease, then the terms of this Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.  Each party to this Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Amendment.  This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  For these purposes, “electronic signature” shall mean electronically scanned and transmitted versions (e.g., via PDF file) of an original signature, signatures electronically inserted and verified by software, or faxed versions of an original signature. This Amendment may be modified only by a writing executed by the parties hereto.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.  The invalidity of any portion of this Amendment shall not have any effect on the balance hereof.  This Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns.  This Amendment shall be governed by, and construed in accordance with, North Carolina law.

[Signature Page Attached Hereto]

IN WITNESS WHEREOF, Tenant and Landlord have caused this Amendment to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

TENANT:

EXTREME NETWORKS, INC.,

a Delaware corporation

By:  /S/ Remi Thomas

Name: Remi Thomas

Title: CFO

LANDLORD:

TDC Blue IV, LLC,

a Delaware limited liability company

By:	TDC BLUE II, LLC, a Delaware limited liability company its Sole Member

By:	TDC BLUE MEMBER, LLC, a Delaware limited liability company its Sole Member

By:	DILWEG CAPITAL, LLC, a North Carolina limited liability company, its Managing Member

By:/S/ Drew P. Cunningham
      Drew P. Cunningham, Chief Operating Officer